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                                                                EXHIBIT 99(1)

                       [Letterhead of Smith Barney Inc.]


The Board of Directors
Capsure Holdings Corp.
Two North Riverside Plaza
Chicago, Illinois 60606

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Capsure Holdings Corp. ("Capsure") as Appendix B to the Proxy Statement/Prospectus of Capsure relating to the proposed merger transaction involving Capsure and CNA Surety Corporation and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY--Opinion of Capsure's Financial Advisor" and "THE MERGER--Background and Reasons for the Merger" and "--Opinion of Capsure's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                By: /s/ Smith Barney Inc.
                                    ----------------------------------------
                                        SMITH BARNEY INC.


New York, New York
August 15, 1997